Exhibit 5.0

To the Board of Directors and Shareholders
Internet Commerce, Inc. and Subsidiaries
Sarasota, Florida

Michaelson & Co., P.A., certified public accountants, hereby consents to the use of its opinion dated March 20, 2003, in connection with the SB-2 Registration Statement and Prospectus as filed with the Securities and Exchange Commission, and to the filing of a copy thereof as an exhibit thereto. We also consent to the use of our name under the caption "Auditors" in the above-mentioned Registration Statement.

April 10, 2003